                                                                EXHIBIT 5.1

                         [LATHAM & WATKINS LETTERHEAD]


                                October 16, 1997


Chancellor Media Corporation of Los Angeles
433 East Las Colinas Boulevard
Suite 1130
Irving, Texas  75039

        Re: Chancellor Media Corporation of Los Angeles Registration Statement on Form S-4 (File No. 333-36451)

Ladies and Gentlemen:

        In connection with the registration of $200.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes"), under the Securities Act of 1933, as amended (the "Act"), by Chancellor Media Corporation of Los Angeles, a Delaware corporation (the "Company"), and the related guarantees of the Exchange Notes issued by subsidiaries of the Company (the "Guarantees") listed a "Co-Registrants" on the Registration Statement (as defined below), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on September 26, 1997 (File No. 333-36451), as amended by Amendment No. 1 filed with the Commission on October 16, 1997 (collectively, the "Registrtion Statement"), you have requested our opinion with respect to the matters set forth below. Capitalized terms used herein but not otherwise defined here in have the meanings ascribed to them in the Registration Statement.

Chancellor Media Corporation of Los Angeles
October 16, 1997
Page 2



        In our capacity as counsel in connection with such registration, we are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization of the Exchange Notes and proceedings proposed to be taken in connection with the issuance of the Exchange Notes and the Guarantees, respectively, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the internal laws of the state of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within the state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that upon issuance thereof in the manner described in the Registration Statement:

        1. The Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company in exchange for the Company's 8 3/4% Senior Subordinated Notes due 2007, Series A in accordance with the terms of the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        2. Each of the Guarantees has been duly authorized by all necessary corporate action of the respective Guarantors, and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Exchange Notes by or on behalf of the Company, will be legally valid and binding obligations of the respective Guarantors, enforceable against the Guarantors in accordance with their terms.

        The opinions rendered in paragraphs 1 and 2 are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of

Chancellor Media Corporation of Los Angeles
October 16, 1997
Page 3


general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses contained in the Indenture.

        To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the Registration Statement.


                                        Very truly yours,



                                        /S/ LATHAM & WATKINS